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                        Pomeroy Computer Resources, Inc.
                 Exhibit 11 - Computation of Earnings Per Share
                    (in thousands, except per share amounts)


                                                Quarter Ended     Year to date
                                                  July  5,          July  5,
                                              ----------------  ----------------
                                               2003     2002     2003     2002
                                              -------  -------  -------  -------
BASIC
Weighted average common shares
outstanding                                    12,346   12,743   12,399   12,720
                                              =======  =======  =======  =======

Net income                                    $ 2,013  $ 4,627  $ 3,520  $ 9,290
                                              =======  =======  =======  =======

Net income per common share                   $  0.16  $  0.36  $  0.28  $  0.73
                                              =======  =======  =======  =======

DILUTED
Weighted average common shares
outstanding                                    12,346   12,743   12,399   12,720

Dilutive effect of stock options outstanding
during the period                                  33      129       23      112

Total common and common equivalent
                                              -------  -------  -------  -------
shares                                         12,379   12,872   12,422   12,832
                                              =======  =======  =======  =======

Net income                                    $ 2,013  $ 4,627  $ 3,520  $ 9,290
                                              =======  =======  =======  =======

Net income per common share                   $  0.16  $  0.36  $  0.28  $  0.72
                                              =======  =======  =======  =======
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